Exhibit 21

WRIGHT MEDICAL GROUP, INC.
LIST OF SUBSIDIARIES

1	.	Wright Medical Technology, Inc. (USA)
2	.	Wright Medical Capital, Inc. (USA)
3	.	Wright International, Inc. (USA)
4	.	White Box Orthopedics, LLC (USA)
5	.	KHC-WDM, LLC (USA)
6	.	Wright Medical Technology Canada Ltd. (Canada)
7	.	Wright Medical Japan, K.K. (Japan)
8	.	2Hip Holdings SAS (France)
9	.	Wright Medical Europe SAS (France)
10	.	Wright Medical Europe Manufacturing SA (France)
11	.	Wright Medical France SAS (France)
12	.	Wright Medical Italy Srl (Italy)
13	.	Wright Medical UK Limited (UK)
14	.	Wright Medical Instruments Limited (UK)
15	.	Wright Medical Deutschland GmbH (Germany)
16	.	Wright Medical Belgium NV (Belgium)
17	.	Wright Medical Netherlands, B.V. (Netherlands)
18	.	Wright Medical EMEA, B.V. (Netherlands)
19	.	Wright Medical Europe, C.V. (Netherlands)
20	.	INBONE Technologies, Inc. (USA)
21	.	Wright Medical Australia Pty Ltd. (Australia)
22	.	Wright Medical Costa Rica S.A. (Costa Rica)
23	.	Wright Medical Brasil Ltda (Brazil)
24	.	TMW Insurance, Inc. (USA)
25	.	WG Healthcare UK Limited (UK)
26	.	BioMimetic Therapeutics, LLC (USA)
27	.	BioMimetic Therapeutics, Ltd (UK)
28	.	BioMimetic Therapeutics, Pty Ltd (Australia)
29	.	BioMimetic Therapeutics USA, Inc. (USA)
30	.	BioMimetic Therapeutics Canada, Inc. (Canada)
31	.	Biotech International (France)

32	.	Biotech Ortho (France)
33	.	Biotech Benelux SPRL (Belgium)
34	.	Biotech CH (Switzerland)
35	.	TriMed Biotech, Inc. (USA)
36	.	TriMed Biotech SAS (France)
37	.	TriMed Hellas S.A (Greece)
38	.	Wright PacRim, Inc. (USA)
39	.	Solana Surgical, LLC (USA)
40	.	OrthoPro, LLC (USA)
41	.	Wright Medical Group Intellectual Property, Inc. (USA)
42	.	Industrial Properties Acquisition Fund, LLC (USA)
43	.	Wright Medical Device (Shanghai) Co., Ltd (China)